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EXHIBIT 5:  OPINION RE: LEGALITY

JACKSON L. MORRIS
ATTORNEY AT LAW
3116 West North A Street
Tampa, Florida 33609-1544

August 29, 2002

Board of Directors
Whitewing Environmental Corp.
Ridgefield, New Jersey

Re:  Registration Statement on Form SB-2

Gentlemen:

I am special counsel Whitewing Environmental Corp., a Delaware corporation, (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, (the "Act") on Form SB-2 ("Registration Statement") for the offer and sale of up to 8,774,500 shares (the "Shares") of the Company's common stock, $.001 par value per share, ___________ of which are currently issued, outstanding and owned by stockholders of the Company. Based upon my review of the records of the Company's board of directors and the Company's audited and pro forma balance sheets for the year ended December 31, 2001 and the six month period ended June 30, 2002. It is my opinion that the issued and outstanding Shares included in the Registration Statement are legally authorized, duly and validly issued, fully paid and non-assessable.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and the reference to me therein under the caption "Interests of Named Experts and Counsel."

Very truly yours

/s/  Jackson L. Morris
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Jackson L. Morris